Exhibit 4.5
CERTIFICATE OF MERGER
MERGING
BJ SERVICES COMPANY
INTO
BSA ACQUISITION LLC
     The undersigned limited liability company, formed and existing under and by virtue of the Delaware Limited Liability Company Act, does hereby certify that:
     FIRST: The name and jurisdiction of formation or organization of each of the constituent entities in the merger are as follows:

Name	Jurisdiction of Formation or Organization
BJ Services Company	Delaware
BSA Acquisition LLC	Delaware
     SECOND: An Agreement and Plan of Merger between the parties to the merger has been approved, adopted, executed and acknowledged by each of the constituent entities in accordance with the requirements of Section 264 of the Delaware General Corporation Law and Section 18-209 of the Delaware Limited Liability Company Act.
     THIRD: The name of the surviving limited liability company is BSA Acquisition LLC.
     FOURTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving limited liability company. The address of the principal place of business of the surviving limited liability company is 2929 Allen Parkway, Suite 2100, Houston, Texas 77019.
     FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company, on request and without cost, to any stockholder of the constituent corporation and any member of the constituent limited liability company.

     IN WITNESS WHEREOF, BSA Acquisition LLC has caused this Certificate of Merger to be duly executed in its name this 28th day of April, 2010.

BSA ACQUISITION LLC
By:	Baker Hughes Incorporated, its sole member

By:	/s/ Chad C. Deaton
Chad C. Deaton Chairman of the Board, President and
Chief Executive Officer, Baker Hughes Incorporated (Duly authorized officer)

Signature Page
Certificate of Merger